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                                                                   EXHIBIT 10.02



                              EMPLOYMENT AGREEMENT
                              --------------------


                  AGREEMENT made as of the 1st day of May, 1997 by and between Office Centre Corporation, a Delaware corporation (hereinafter referred to as "OCC"), with an office at Springfield, Massachusetts, and Robert J. Gillon, Jr. (hereinafter referred to as the "Executive"), residing at 203 Overlook Drive, Greenwich, CT 06830.

                              W I T N E S S E T H:
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                  WHEREAS, OCC wishes to engage the services of the Executive to serve as its president and chief executive officer; and

                  WHEREAS, the Executive desires to serve as the president and chief executive officer of OCC on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties agree as follows:

                  1. PERFORMANCE OF DUTIES. The Executive shall become President and Chief Executive Officer of OCC with responsibility to manage OCC on a daily basis. The Executive shall report directly to the Board of Directors. During the term of Executive's employment, OCC shall (a) provide the Executive with




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a private office, secretarial help, office equipment and supplies, and such other facilities and services, which are suitable to the Executive's position and adequate for the performance of his duties and (b) maintain its headquarters in Manhattan or in such other location as Executive shall approve.

                  2. COMPENSATION. As compensation for his services hereunder, the Executive shall receive:

                           (a) An annual salary equal to $250,000 per year,
                  such amount to be paid to the Executive semi-monthly starting May 1, 1997;

                           (b) A yearly salary review by the Board of Directors
                  to determine if said annual salary shall be increased, but in no event shall said salary be decreased;

                           (c) A yearly cash bonus determined by the Board of
                  Directors of OCC based upon the performance of OCC;

                           (d) A bonus upon signing this contract equal to
                  seventy-five thousand ($75,000) dollars and an additional $75,000 payable on December 31, 1997;

                           (e)      547,430 shares of OCC stock;

                           (f) Options to purchase stock of OCC, the number and
                  price to be determined by the Board of Directors on an annual basis, in the same proportion and on the same terms and provisions as options granted to other shareholders and key employees; and

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                           (g) In the event of a sale prior to an IPO of assets
                  of OCC, 12 1/2% of the profit, with profit defined as the amount by which the consideration paid to OCC for its assets exceeds the amount paid by OCC for its assets; the provisions of this Section 2(g) shall survive a termination of this agreement.

                  3. FRINGE BENEFITS. In addition to the provisions of Paragraph 2(a), as part of his compensation, the Executive shall be entitled to the following fringe benefits:

                    (a) AUTOMOBILE ALLOWANCE. The Executive shall be entitled to the use of a company vehicle, the make, model and year of which shall be selected by the Executive and approved by the Board of Directors of OCC, which approval shall not be unreasonably withheld. The Executive shall have the right to have OCC lease on his behalf a new vehicle every three (3) years. The Executive shall be entitled to all reasonable expenses relating to his use of the vehicle including, but not limited to, automobile insurance, fuel, and maintenance.

                    (b) LIFE INSURANCE. OCC shall expend twenty-five thousand ($25,000.00) in annual premiums to obtain an insurance policy on the life of Executive, which policy shall be chosen by the Executive. Executive shall have the right to designate the beneficiary thereof.

                    (c) SALARY CONTINUATION DURING DISABILITY. If the Executive for any reason becomes disabled, so that he is



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unable to perform his duties hereunder in the opinion of OCC due to physical or mental illness or other cause for either (i) a period of 90 consecutive days or
(ii) 180 days during any 360-day period ("Disabled"), the Executive's employment under this Agreement shall terminate. OCC shall nevertheless continue to pay him periodic salary payments that he would have been entitled to receive under
Section 2(a) until the earlier to occur of (x) the time that this Agreement would have expired but for such termination (assuming no automatic extension under Section 5(a)) and (y) the time that he is no longer Disabled. Until such period of such disability shall commence, the Executive shall be entitled to receive his regular salary payments provided he is not in default under this Agreement.

                    (d) OTHER BENEFITS. The Executive shall be entitled to such other benefits as are granted to other senior executives of OCC. In any event, Executive will receive group insurance, similar to, and not less than, that currently made available to Executive by his present employer, The King Group, LLC, including life insurance, medical insurance (hospitalization, dental, etc.).

                  4. EXPENSE REIMBURSEMENT. The Executive shall be entitled to the use of a corporate phone card and credit card for business expenses and shall be entitled to reimbursement from OCC for all reasonable out-of-pocket business expenses incurred by him in connection with the performance of his duties as President



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and Chief Executive Officer, subject to compliance with the OCC's rules and practices relating to expense reimbursement.

                  5.       DURATION AND TERMINATION OF EMPLOYMENT.

                    (a) Unless the Executive's employment under this Agreement is otherwise terminated, the term of this Agreement is three (3) years from the date first above written. Unless the Executive's employment under this Agreement is otherwise terminated, this agreement shall automatically be extended for further one-year terms unless either party advises the other by written notice at least six months before the end of the then current term of its intention to cancel the agreement.

                    (b) OCC may terminate the employment of the Executive for Cause (defined herein) and notice of such termination shall be sent to Executive. "Cause" shall mean the Executive's (i) willful misconduct, (ii) grossly negligent misconduct in the performance of his duties to the Corporation, (iii) material breach of his obligations under this Agreement, (iv) failure to comply with the lawful instructions of the Board of Directors or (v) conviction of, or plea of nolo contendere to a felony, or conviction of, or plea of nolo contendere to, a crime involving moral turpitude under federal, state or local laws. Notwithstanding the foregoing, a crime involving tax matters shall not be considered a crime involving moral turpitude.

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                    (c) If, at any time, OCC decides, pursuant to paragraph (a)
of this Section 5, to exercise its option to cancel this agreement, it shall pay Executive as severance an amount equal to the greater of (i) the Executive's then current annual salary or (ii) two hundred fifty thousand ($250,000) dollars at the time such notice is given.

                    (d) If, at any time, OCC terminates the employment of the Executive for Cause, the Executive resigns his position for any reason, or the Executive dies, the Executive (or his estate) shall be entitled to receive only the unpaid portion of his salary which has accrued to the date of such termination, resignation or death.

                    (e) If, at any time, OCC terminates the employment of the Executive for any reason other than for Cause ("Non-Cause Termination"), the Executive shall be entitled to receive the greater of (i) the periodic salary payments that he would have been entitled to receive under Section 2(a) until this Agreement would have expired but for such termination (assuming no automatic extension under Section 5(a)); and (ii) $250,000 (or such greater amount that is the Executive's annual salary at the time of such termination), which amount in (e)(ii) to be paid at the time of termination. With respect to the payments provided in subsection (e)(i) of this Section 5, the Executive shall be entitled to receive (A) at the time of termination, a lump sum payment equal to $250,000 (or such greater amount that is the


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Executive's annual salary at that time) in lieu of one year's periodic payments and (B) commencing one year from the date of termination, the remaining periodic payments to which Executive is entitled (after adjusting for the lump sum payment referred to in (A)), such payments to be made semi-monthly. For all purposes of this Agreement, if OCC fails to maintain its headquarters in Manhattan, or if the Executive is not elected to OCC's Board of Directors, such events shall be deemed to be Non-Cause Termination.

                  Notwithstanding anything else contained in this Agreement, if, by July 23, 1997, OCC has not consummated a purchase of all of the capital stock of King Office Supply Inc. ("King"), OCC shall have the right (the "Right") to terminate the employment of the Executive under this Agreement by written notice to the Executive with no further obligations under this Agreement; provided, however, if the Right is exercised despite Robert Gillon, in his capacity as a stockholder of King, having negotiated in good faith to consummate such purchase by July 23, 1997, then, upon exercise of the Right OCC shall make a lump sum payment of $250,000 to the Executive. If OCC does not exercise the Right by August 6, 1977, the Right shall expire and be of no further force and effect.

                    (f) If Executive becomes disabled, no payments shall be owing by OCC other than those specified in Section 3(c).

                  6.       COVENANTS OF THE EXECUTIVE.

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                    (a) NONCOMPETITION. From the date hereof through the
Non-compete Termination Date (as defined below), the Executive shall not, directly or indirectly, engage in or be associated with any entity (other than, prior to December 31, 1997, King Office Supply Inc.) which engages in a business which is competitive with the business or activities of OCC and its subsidiaries, within a 25 mile radius of any business location of OCC or any of its subsidiaries, whether as a director, officer, employee, agent, consultant, partner, owner, independent contractor or otherwise. OCC and the Executive hereby acknowledge that nothing contained herein shall prohibit the Executive from making investments in other entities or businesses, PROVIDED, that such entities or businesses are not engaged in activities which are competitive with the business and activities of OCC and its subsidiaries. The Executive shall refrain from making any investment in, or receiving compensation or other payment from, any entity or business which is competitive with the business or activities of OCC and its subsidiaries. Notwithstanding the foregoing, the Executive's beneficial ownership of less than 1% of the outstanding capital stock of a publicly traded company, whether or not such company is competitive with OCC and its subsidiaries, shall not, in and of itself, be deemed to be activities which are competitive with the business and activities of OCC and its subsidiaries.

                  "Non-compete Termination Date" shall mean:

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                    (i) If OCC decides, pursuant to Section 5(a), to exercise
its option to cancel this Agreement, the first anniversary of the date on which the Executive's employment terminates as described in Section 5(a) (assuming no automatic extension under Section 5(a));

                    (ii) If the Executive is terminated for Cause or resigns for any reason, the first anniversary of the effective date of such resignation or termination for Cause;

                    (iii) If the Executive's employment is terminated by OCC pursuant to a Non-Cause Termination, the later of (A) one year from the effective date of such termination, and (B) the date on which the Executive's employment would have terminated if the term of this Agreement would have continued until expiration (assuming no automatic renewals under Section 5(a)); and

                    (iv) If the Executive becomes Disabled, the date on which no further payments are owing under Section 3(c).

                    (b) NONSOLICITATION. From the date hereof through the Non-compete Termination Date, the Executive shall not, and shall cause each business or entity with which he shall become associated in any capacity not to,
(i) solicit for employment or employ any person who is then, or who was at any time six months prior to the date of such termination, employed by OCC or its subsidiaries or (ii) solicit business from any


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current customer or supplier of OCC or its subsidiaries or any person or entity who was a customer or supplier of OCC or its subsidiaries at any time within six months prior to the date of such termination.

                    (c) CONFIDENTIALITY. The Executive agrees and acknowledges that the Confidential Information (as defined below) of OCC and its subsidiaries is valuable, special and unique to its business; that such business depends on such Confidential Information; and that OCC wishes to protect such Confidential Information by keeping it confidential for the use and benefit of OCC and its subsidiaries. Based on the foregoing, the Executive agrees to undertake the following obligations with respect to such Confidential Information:

                    (i) the Executive agrees to keep any and all Confidential Information in trust for the exclusive use and benefit of OCC and its subsidiaries;

                    (ii) the Executive agrees that, except as required by applicable law or as authorized in writing by OCC, he will not, at any time prior to the second anniversary of the termination of his employment hereunder, disclose, directly or indirectly, any Confidential Information of OCC or its subsidiaries;

                    (iii) the Executive agrees to take all reasonable steps necessary, or reasonably requested by OCC, to ensure that all Confidential Information is kept confidential for

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the use and benefit of OCC and its subsidiaries; and

                    (iv) the Executive agrees that, upon termination of his employment hereunder or at any other time as OCC may in writing request, he will promptly deliver to OCC all materials constituting Confidential Information (including all copies thereof) that are in his possession or under his control. The Executive further agrees that, if requested by OCC, to return any Confidential Information pursuant to this subparagraph (iv), he will not make or retain any copy or extract from such materials.

For purposes of SECTION 6(c), "Confidential Information" means any and all information developed by or for OCC and its subsidiaries of which the Executive gains or has acquired knowledge during or prior to the terms of his employment with OCC by reason of his employment with OCC that is (A) not generally known in any industry in which OCC and its subsidiaries is or may become engaged or (B) not publicly available. Confidential Information includes, but is not limited to, any and all information developed by or for OCC and its subsidiaries concerning plans, marketing and sales methods, customer lists, materials, processes, software, procedures, devices, plans for development of products, services or expansion into new areas of markets, internal operations, and any trade secrets and proprietary information of any type owned by OCC and its



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subsidiaries, together with all written, graphic, electronic and other materials relating to all or any part of the same.

                    (d) REMEDIES. The Executive acknowledges and agrees that the covenants and obligations of the Executive contained in this SECTION 6 relate to special, unique and extraordinary matters and are reasonable and necessary to protect the legitimate interests of OCC and that a breach of any of the terms of such covenants and obligations will cause OCC irreparable injury for which adequate remedies at law are not available. Therefore, the Executive agrees that OCC shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Executive from any such breach. OCC's rights and remedies under this SECTION 6(d) are cumulative and are in addition to any other rights and remedies OCC may have at law or in equity.

                  7. EFFECT OF MERGER, TRANSFER OF ASSETS, OR DISSOLUTION. This agreement shall not be terminated by any:

                           (a) Merger or consolidation where OCC is not the
                  consolidated or surviving corporation;

                           (b) Transfer of all or substantially all of the
                  assets of OCC unless, in the case of a transfer before an IPO, the provisions of Section 2(g) hereof are satisfied; or

                           (c)      Voluntary or involuntary dissolution of OCC.
In the event of any such merger or consolidation or transfer of

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assets, the surviving or resulting corporation or the transferee of OCC's assets shall be bound by and shall have the benefit of the provisions of this agreement; OCC shall take all actions necessary to insure that such corporation or transferee is bound by the provisions of this agreement.

                  8. NON-ASSIGNABILITY. Except as provided in Section 7, above, neither party shall assign its rights and obligations under this contract without the written approval of the other party, which approval may be withheld for any reason or no reason.

                  9. INDEMNITY. OCC shall indemnify Executive and hold him harmless for all acts or decisions made by him in good faith that are not grossly negligent while performing services for OCC. OCC shall also use its best efforts to obtain coverage for him under any insurance policy now in force or hereafter obtained during the term of this Agreement covering the other officers and/or directors against lawsuits. OCC shall pay all expenses including attorney's fees, incurred by the Executive in connection with the defense of such act, suit or proceeding and in connection with any related appeal including the cost of settlement.

                  10. TIME TO CURE. In the event either party fails to perform any of either his or its respective obligations hereunder and if such failure would otherwise constitute a default under this agreement, the non-defaulting party shall give written

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notice specifying such obligations to the defaulting party who shall have five
(5) business days after receipt of such notice to cure the specified default; PROVIDED that an action or failure to act that constitutes a default and that has been described with reasonable particularity may not be cured more than once.

                  11. ARBITRATION. Any controversy or claim arising out of, or relating to this Agreement, or its breach, shall be settled by arbitration in the City of New York in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. The prevailing party shall be entitled to reasonable attorneys' fees and expenses.

                  12. NOTICES. Any written notice required or permitted to be given under any provision of this Agreement shall be deemed to have been given
(a) if to the Executive, when sent by Registered or Certified Mail (return receipt requested) in a sealed envelope addressed to him at his last known residence address as shown on OCC's records or when delivered by hand to him or, in his absence, in a sealed envelope to an adult member of his household, and
(b) if to OCC, when sent by Registered or Certified Mail (return receipt requested) in a sealed envelope addressed to the OCC or delivered by hand at its then existing executive offices, ATTENTION: Counsel.

                           13. ENTIRE AGREEMENT; ENFORCEABILITY; PARTIAL
                  INVALIDITY.
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                  (a) This Agreement contains the entire agreement of the
parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them relating to its subject matter. No modification or waiver of any of the provisions of this Agreement shall be effective unless set forth in a writing signed by the party against whom the same is sought to be enforced. The waiver by either party of any breach of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach hereof by such other party.

                  (b) The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

                  14. INTERPRETATION OF AGREEMENT. This Agreement is made in the State of New York and its validity and interpretation shall be governed by the laws of such state, without giving effect to conflicts of law principles. The section and subsection headings in this Agreement are for convenience only and shall be disregarded in any interpretation of this Agreement.

                  IN WITNESS WHEREOF, OCC has caused this Agreement to be executed in its name and on its behalf by its Chairman and the Executive has signed this Agreement as of the day and year first above written.




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                                           OFFICE CENTRE CORPORATION


                                            By:/s/ Walter Gordenstein
                                            ---------------------------------
                                            Walter H. Gordenstein


                                            EXECUTIVE:



                                            /s/ Robert J. Gillon, Jr.
                                            ------------------------------------
                                            Robert J. Gillon, Jr.



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                            Office Centre Corporation
                               c/o The King Group
                               14 East 33rd Street
                               New York, NY 10016





                                                                   May 23, 1997



Robert J. Gillon, Jr.
14 East 33rd Street
New York, NY  10016

John D. Kaweske
Suite 150
2600 Douglas Road
Coral Gables, FL  33134

Dear Sirs:

                  By countersignature of this letter agreement, you hereby agree that if Office Centre Corporation (the "Company") exercises the Right (as defined in Section 5 of the Employment Agreement dated as of May 1, 1997 between the Company and Robert J. Gillon, Jr.), you will sell to the Company any shares of capital stock of the Company that have been issued to you on or before the exercise date of the Right. You further agree to take all reasonable actions requested by the Company to effectuate the foregoing.

                                              Sincerely,



                                               /s/ Walter Gordenstein
                                               ---------------------------------
                                               Name:  Walter Gordenstein
                                               Title: Chairman
ACCEPTED AND AGREED


/s/ Robert J. Gillon, Jr.
-----------------------------
Robert J. Gillon, Jr.


/s/ John D. Kaweske
-----------------------------
John D. Kaweske




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                                                                  August 6, 1997



                  I, Robert J. Gillon, Jr. ("Executive"), hereby agree that the reference to August 6, 1997 in Section 5(e) of the Employment Agreement dated May 1, 1997, between the Executive and Office Centre Corporation, be changed to August 8, 1997.







                                                    /s/ Robert J. Gillon Jr.
                                                    ----------------------------
                                                    Robert J. Gillon, Jr.